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                                                                 Exhibit 99.1

              OWENS-ILLINOIS COMPLETES ACQUISITION OF BTR PACKAGING

     Toledo, Ohio, April 30, 1998 -- Owens-Illinois, Inc., (NYSE: OI) announced that it completed today its $3.6 billion acquisition of the worldwide glass and plastics packaging businesses of BTR plc.

     Joseph H. Lemieux, Owens-Illinois chairman and chief executive officer, said, "This is a major step in our strategy to expand our global glass and plastics packaging businesses, maintain our leadership in technology, and continue supporting the global growth strategies of our major customers."

    The businesses acquired from BTR consist of ACI Glass Packaging, the only glass container manufacturer in Australia and New Zealand, with additional operations in China and Indonesia, and Continental PET Technologies (CPT), a leading supplier of polyethylene terephthalate (PET) hot fill food and drink containers, based in the United States with additional operations in eight foreign countries.

    As announced previously, Owens-Illinois has committed to sell BTR's glass container operations in the United Kingdom, as required by the Commission of the European Communities. Pending such sale, the management and operation of that business will be maintained separately from other Owens-Illinois operations.

    Excluding the glass container operations in the United Kingdom, the glass and plastics packaging operations acquired from BTR include 43 manufacturing facilities in 11 countries, with 1997 sales of approximately US$1.2 billion. Including these new operations, Owens-Illinois now has 144 manufacturing facilities in 24 countries with 1997 pro forma sales of approximately $5.9 billion. In 1997, O-I reported net sales of $4.7 billion.

    Mr. Lemieux said, "We are pleased to welcome ACI and CPT as the newest members of the Owens-Illinois family. Both have cultures that are very similar to ours, with strong emphasis on quality and service, leadership in technology, and cost control. In addition to being very well managed businesses in their own right, each provides an excellent strategic fit with our existing operations. ACI has excellent operations in established markets and provides a base from which to pursue growth opportunities in the Asia Pacific region. CPT complements our already strong plastics packaging capabilities and will enhance our position as a leading producer of plastics packaging."

    Owens-Illinois is now the largest manufacturer of glass containers in North America, South America, Australia, New Zealand, and India, and the second-largest in Europe. O-I also is a worldwide manufacturer of plastics packaging with operations in North America, South America, Australia, Europe, and Asia. Plastics packaging products manufactured by O-I include containers, closures, prescription containers, labels, and multipack carriers for beverage bottles.

CONTACT:  Owens-Illinois, John Hoff, 419-247-1203